Exhibit 21.1
Subsidiaries of Registrant
1. Oculus Technologies of Mexico, S.A. de C.V., a corporation organized under the laws of Mexico.
2. Oculus Innovative Sciences Netherlands B.V., a corporation organized under the laws of the Netherlands.